Exhibit 99.1

CIMG Inc. Authorizes Individual Shareholder’s Equity Tokenization with FlowStocks

BEIJING, Nov. 4, 2025 /PRNewswire/ — CIMG Inc. (“CIMG” or the “Company”) (Nasdaq: IMG), a business group specializing in digital health and sales development, which utilizes technology and marketing to enhance its business partners’ sales growth and commercial value, today announced that the Company has entered into a tripartite agreement with FlowStocks and DYT INFO PTE. LTD. (“DYT”), a shareholder of the Company, authorizing the tokenization of DYT’s CIMG common stock on the FlowStocks platform.

Under the agreement, CIMG will deliver the shares held by the individual shareholder to FlowStocks for tokenization and trading services.

The trading symbol of CIMG share on Flowstocks platform is tIMG, and Shareholders can start trading tIMG on Flowstocks on or about November 20.

The Company views this collaboration a significant shift in traditional equity trading. The tokenized shares can be deemed equivalent to conventional shares of common stock of the Company, while now benefiting from the speed, transparency, and efficiency of blockchain technology. By tokenizing DYT’s CIMG shares on FlowStocks, CIMG’s shares of common stock are expected to gain 24/7 market potential.

The initiative reinforces CIMG’s strategy to deepen its presence in the global on-chain financial ecosystem and advance the tokenization of equity assets, including “on-chain stocks.”

About CIMG Inc.

CIMG Inc. is a global business group in the digital health industry, built around cryptocurrency strategies. The company leverages AI and cryptocurrencies (such as Bitcoin and stablecoins) to drive industry growth, helping clients maximize user acquisition and brand management value. Its current portfolio includes brands like Kangduoyuan, Maca-Noni, Qianmao, Huomao, and Coco-mango.

Forward-Looking Statements

This press release contains information about the Company’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary for its operations, and its ability to protect its intellectual property. There cannot be any assurance that the Company and Flock well enter into a definitive agreement. The Company encourages you to review other factors that may affect its future results in the Company’s annual reports and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

http://www.ccmg.tech

ir@ccmg.tech